November 2, 2016
FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES THIRD QUARTER 2016 RESULTS

New York, New York, November 2, 2016--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the three and nine month periods ended September 30, 2016. Income before income taxes and net income attributable to Leucadia National Corporation common shareholders were $249.9 million and $154.4 million, or $0.41 per diluted share, respectively, for the three month period.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said: "We are pleased with our overall momentum, including better results at Jefferies and a record quarter for National Beef. Jefferies’ net revenues, which were well above the same period last year and consistent with last quarter, reflect the continued development and strengthening of the Jefferies team, as well as solid trading market conditions for much of the quarter. National Beef has performed strongly, as we have returned to a more normal operating environment due to the greater availability of cattle. Our other free-cash generating businesses showed steady performance during the quarter, while we continued to make progress in value creation for the remainder of our portfolio.

"Our third quarter 2016 results were impacted by a $55 million non-cash impairment charge related to decisions at Juneau Energy to curtail development of its southern acreage in the Eagle Ford and its Houston County acreage. We continue to believe in the aggregate upside potential of our investments in Vitesse Energy and Juneau Energy, and are encouraged by recent developments in the oil and gas market.

"During the quarter we also completed the previously announced restructuring of our investment in FXCM, in which we converted our participation rights to a direct equity interest in the operating business, modified the loan terms to allow more time to optimize remaining asset sales, adopted a long-term incentive plan for senior management, and agreed to shared board oversight. This affirms our long-term commitment and investment in FXCM, and we are excited about our prospects for success."

During the third quarter, Leucadia repurchased an additional 0.7 million common shares at an average price of $18.91 per share. 16.8 million shares remain authorized for repurchase.

* * * *

For more information on the Company’s results of operations for the three and nine months ended September 30, 2016, please see the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission today.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements.

Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2016	2015	2016	2015

Net revenues	$2,676,375	$2,366,096	$7,316,839	$8,390,242

Net realized securities gains	$60	$236	$8,202	$24,418

Income (loss) from continuing operations before income taxes and income related to associated companies	$213,406	$(296,428)	$(21,037)	$220,884

Income related to associated companies	36,503	24,243	108,445	94,501

Income (loss) from continuing operations before income taxes	249,909	(272,185)	87,408	315,385

Income tax provision (benefit)	73,703	(90,273)	59,192	107,834

Income (loss) from continuing operations	176,206	(181,912)	28,216	207,551

Income from discontinued operations, including gain on disposal, net of taxes	—	1,729	—	1,729

Net income (loss)	176,206	(180,183)	28,216	209,280

Net loss attributable to the noncontrolling interests	1,870	1,238	3,682	1,828

Net (income) loss attributable to the redeemable noncontrolling interests	(22,702)	6,788	(40,084)	15,931

Preferred stock dividends	(1,016)	(1,016)	(3,047)	(3,047)

Net income (loss) attributable to Leucadia National Corporation common shareholders	$154,358	$(173,173)	$(11,233)	$223,992

Basic earnings (loss) per common share attributable to Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$0.41	$(0.47)	$(0.03)	$0.59
Income from discontinued operations, including gain on disposal	—	—	—	—
Net income (loss)	$0.41	$(0.47)	$(0.03)	$0.59

Number of shares in calculation	370,404	372,547	371,814	373,181

Diluted earnings (loss) per common share attributable to Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$0.41	$(0.47)	$(0.03)	$0.59
Income from discontinued operations, including gain on disposal	—	—	—	—
Net income (loss)	$0.41	$(0.47)	$(0.03)	$0.59

Number of shares in calculation	374,567	372,547	371,814	373,187